Exhibit 99.1

For Release on July 30, 2014

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS

New York, NY – July 30, 2014 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the second quarter ended June 30, 2014.

Second Quarter Overview:

•	Total member count decreased 8,000 to 488,000 in Q2 2014.

•	Membership attrition averaged 3.4% per month in Q2 2014 compared to 3.3% in Q2 2013.

•	Revenue decreased 3.7% in Q2 2014 compared to Q2 2013.

•	Comparable club revenue decreased 4.5% in Q2 2014 compared to a decrease of 1.7% in Q2 2013.

•	Ancillary club revenue decreased 1.9% in Q2 2014 compared to Q2 2013.

•	Personal training revenue increased 3.6% in Q2 2014 compared to Q2 2013 and represented 15.8% of total revenue in Q2 2014 as compared to 14.7% in Q2 2013.

•	Net loss was $919,000 in Q2 2014 compared to net income of $6.2 million in Q2 2013. Loss per share was $0.04 in Q2 2014 compared to diluted earnings per share of $0.25 in Q2 2013. Q2 2014 results included the following items:

•	Q2 2014 results were impacted by an impairment charge of $890,000, or $0.02 net loss per share. Included in the impairment loss was a $156,000 charge related to three underperforming clubs that experienced decreased profitability and sales levels below expectations during this period, and an additional $734,000 at three clubs which the Company plans to close before their lease expiration date.

•	Q2 2013 results were favorably impacted by a $0.06 per diluted share net gain comprised of a $2.5 million insurance recovery related to our property damage claims in connection with Hurricane Sandy, partially offset by a fixed asset impairment charge of $128,000 related to one underperforming club.

•	Adjusted EBITDA was $15.5 million in Q2 2014, a decrease of $10.2 million, or 39.8%, when compared to Adjusted EBITDA of $25.7 million in Q2 2013 (Refer to the reconciliation below).

•	The Company has an agreement to sell its property located at 151 East 86th Street, New York to an affiliate of Stillman Development International, LLC for a price of $85.5 million, subject to certain adjustments. Subject to various closing conditions, the Company expects the transaction to be completed on or before September 11, 2014.

•	The Company’s Board of Directors has decided to discontinue the quarterly dividend.

Robert Giardina, Chief Executive Officer of TSI, commented: “The second quarter was a continuation of the trends we saw in the first quarter. Membership continued to be impacted by guest traffic and was the primary driver of lower sales and earnings. As a result of these trends and what we are seeing in the competitive environment, we will be making a strategic shift in our business and convert at least 20 clubs this year to a high-value, low-price model that we believe will compete very effectively in suburban markets where there is demand for low-cost alternatives. In addition, we expect to close nine clubs. We are also seeing a strong response to our first BFX Studio, which opened in July, and have two more planned openings for this year. We believe these initiatives will position us to compete with all segments of the market.”

Second Quarter Ended June 30, 2014 Financial Results:

Revenue (in thousands):

	Quarter Ended June 30,
	2014		2013
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$87,558	75.7%	$90,882	75.7%	(3.7)%
Joining fees	2,985	2.6	3,823	3.1	(21.9)

Membership revenue	90,543	78.3	94,705	78.8	(4.4)

Personal training revenue	18,244	15.8	17,615	14.7	3.6
Other ancillary club revenue	5,377	4.6	6,474	5.4	(16.9)

Ancillary club revenue	23,621	20.4	24,089	20.1	(1.9)
Fees and other revenue	1,533	1.3	1,318	1.1	16.3

Total revenue	$115,697	100.0%	$120,112	100.0%	(3.7)%

Total revenue for Q2 2014 decreased $4.4 million, or 3.7%, compared to the same quarter last year. Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 4.5% in Q2 2014, reflecting a 2.9% decrease in membership, a 1.3% decrease in the combined effect of ancillary club revenue, joining fees and other revenue, and a 0.3% decrease in the price of our dues and fees.

Operating expenses:

	Quarter Ended June 30,
	2014	2013	Expense % Variance
	Expense % of Revenue
Payroll and related	38.7%	36.7%	1.7%
Club operating	42.0	36.7	10.2
General and administrative	6.5	5.8	8.0
Depreciation and amortization	10.2	10.3	(4.5)
Insurance recovery related to damaged property	—	(2.1)	(100.0)
Impairment of fixed assets	0.8	0.1	595.3

Operating expenses	98.2%	87.5%	8.1%

Total operating expenses increased $8.5 million, or 8.1%, in Q2 2014 compared to the same quarter last year. Operating margin was 1.8% for Q2 2014 compared to 12.5% in Q2 2013. The total months of club operation increased 1.3% for Q2 2014 compared to Q2 2013. The increase in operating expense was impacted, in part, by the receipt of $2.5 million of insurance proceeds in Q2 2013 in connection with property damaged by Hurricane Sandy as well as the following factors:

Payroll and related. Payroll and related expenses increased $757,000, or 1.7%, to $44.8 million in Q2 2014 compared to Q2 2013, primarily reflecting merit increases and increases in employment levels due to the acquisition of clubs in the first half of 2013.

Club operating. Club operating expenses increased $4.5 million, or 10.2%, to $48.6 million in Q2 2014 compared to Q2 2013, primarily due to higher rent and occupancy expenses, partly driven by the acquisition and opening of new clubs in 2013 and Q2 2014, as well as three additional clubs scheduled to open in the remainder of 2014. The increase in club operating expense also reflected higher utilities costs.

General and administrative. The increase of $555,000, or 8.0%, in Q2 2014 compared to Q2 2013 was primarily due to increases in licensing fees related to the implementation of our new club operating system, and increased legal and consulting fees.

Depreciation and amortization. In Q2 2014 compared to Q2 2013, depreciation and amortization expense decreased by $558,000, or 4.5% resulting from certain fixed asset write-offs in the last half of 2013.

Impairment of fixed assets. For Q2 2014, we recorded an impairment loss of $156,000 on fixed assets at three underperforming clubs and an additional $734,000 at three clubs which management plans to close before their lease expiration date for a total impairment loss in Q2 2014 of $890,000. For Q2 2013, we recorded an impairment loss of $128,000 on fixed assets at one underperforming club.

Net loss for Q2 2014 was $919,000 compared to net income of $6.2 million for Q2 2013.

Cash flow from operating activities for the six months ended June 30, 2014 totaled $24.2 million, a decrease of $20.1 million from Q2 2013, primarily driven by the decrease in overall earnings.

Third Quarter 2014 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the third quarter of 2014 includes the following:

•	Revenue for Q3 2014 is expected to be between $115.0 million and $116.0 million versus $117.0 million for Q3 2013. As percentages of revenue, we expect Q3 2014 payroll and related expenses to be approximately 39.5% and club operating expenses to approximate 43.0%. We expect general and administrative expenses to approximate $7.5 million, depreciation and amortization to approximate $12.0 million and net interest expense to approximate $4.8 million.

•	We expect net loss for Q3 2014 to be between $1.9 million and $2.2 million, and loss per share to be in the range of $0.08 per share to $0.09 per share, assuming a 46% effective tax rate and approximately 24.3 million weighted average fully diluted shares outstanding.

•	We estimate that Adjusted EBITDA will approximate $13.0 million in Q3 2014.

The Q3 2014 guidance includes approximately $500,000 of incremental operating expense and lost revenue related to the conversion of some of our suburban locations to our new low cost model. We are revising the pricing and marketing strategy for approximately 20 of our existing clubs for conversion over the remainder of 2014 with some of these conversions occurring in Q3 2014. We believe this will improve results at the respective locations and increase market share for our brands over the long term. Memberships at these clubs will be offered at a reduced price and advertising spend will be increased in this model.

In the three months ended June 30, 2014, we reviewed our club portfolio and established plans to close approximately 5% of our clubs by the end of 2014, in an effort to consolidate a portion of these members into other existing clubs. The Q3 2014 guidance above does not include charges which are expected to be incurred during the third quarter related to the closure of these clubs.

Investing Activities Outlook:

For the year ending December 31, 2014, we currently plan to invest $45.0 million to $50.0 million in capital expenditures compared to $33.8 million of capital expenditures in 2013, which included acquisition purchase prices. The 2014 amount includes approximately $20.0 million to $22.0 million related to potential 2014 and 2015 club openings, including those under our new BFX Studio concept. Total capital expenditures also includes approximately $18.0 million to $20.0 million to continue enhancing or upgrading existing clubs and approximately $4.0 million to $4.5 million principally related to major renovations at clubs with recent lease renewals. We also expect to invest approximately $3.0 million to $3.2 million to continue to enhance our management information and communication systems. We expect these capital expenditures to be funded by cash flow provided by operations, available cash on hand and the after-tax proceeds from such sale. If the after-tax proceeds from the sale of the East 86th Street Property are not reinvested in our business, we may be required to pay such amounts to pay down our outstanding debt, as provided under the terms of our 2013 Senior Credit Facility.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Third Quarter 2014 Financial Outlook” and “Investing Activities Outlook”, other statements regarding future expectations regarding the sale of the property located at East 86th Street, New York, future financial results and performance and potential sales revenue, statements relating to potential club closures and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the ability to close the sale of the property located at East 86th Street, New York, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Except as required by law, we have no duty to, and do not intend to, update or revise the forward looking statements in this presentation after the date of this presentation. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 163 fitness clubs as of June 30, 2014, comprising 109 New York Sports Clubs, 29 Boston Sports Clubs, 16 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 488,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Wednesday, July 30, 2014 at 4:30 PM (Eastern) to discuss the second quarter results. Robert Giardina, Chief Executive Officer, Dan Gallagher, President and Chief Operating Officer and Carolyn Spatafora, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning July 31, 2014.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8200

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2014 and December 31, 2013

(All figures in thousands)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$77,406	$73,598
Accounts receivable, net	3,558	3,704
Inventory	607	473
Deferred tax assets, net	16,714	17,010
Prepaid corporate income taxes	39	6
Prepaid expenses and other current assets	12,269	10,850

Total current assets	110,593	105,641
Fixed assets, net	232,575	243,992
Goodwill	32,739	32,870
Intangible assets, net	651	908
Deferred tax assets, net	17,755	11,340
Deferred membership costs	8,076	8,725
Other assets	9,817	10,316

Total assets	$412,206	$413,792

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$3,250	$3,250
Accounts payable	5,615	8,116
Accrued expenses	31,677	31,536
Accrued interest	383	737
Dividends payable	252	259
Deferred revenue	39,269	33,913
Other current liabilities	5,000	—

Total current liabilities	85,446	77,811
Long-term debt	310,683	311,659
Dividends payable	495	407
Deferred lease liabilities	57,528	56,882
Deferred revenue	2,262	2,460
Other liabilities	10,892	8,089

Total liabilities	467,306	457,308
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(12,677)	(13,846)
Accumulated other comprehensive income	1,480	2,052
Accumulated deficit	(43,927)	(31,746)

Total stockholders’ deficit	(55,100)	(43,516)

Total liabilities and stockholders’ deficit	$412,206	$413,792

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2014 and 2013

(All figures in thousands except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Club operations	$114,164	$118,794	$228,644	$236,929
Fees and other	1,533	1,318	2,956	2,347

	115,697	120,112	231,600	239,276

Operating Expenses:
Payroll and related	44,762	44,005	89,335	88,553
Club operating	48,618	44,116	98,213	88,316
General and administrative	7,506	6,951	15,787	13,740
Depreciation and amortization	11,853	12,411	23,651	24,559
Insurance recovery related to damaged property	—	(2,500)	—	(2,500)
Impairment of fixed assets	890	128	4,513	128
Impairment of goodwill	—	—	137	—

	113,629	105,111	231,636	212,796

Operating income (loss)	2,068	15,001	(36)	26,480
Interest expense	4,697	5,435	9,408	10,785
Interest income	—	—	—	(1)
Equity in the earnings of investees and rental income	(639)	(640)	(1,240)	(1,249)

(Loss) income before provision for corporate income taxes	(1,990)	10,206	(8,204)	16,945
(Benefit) provision for corporate income taxes	(1,071)	4,009	(3,770)	6,517

Net (loss) income	$(919)	$6,197	$(4,434)	$10,428

(Loss) earnings per share:
Basic	$(0.04)	$0.26	$(0.18)	$0.44
Diluted	$(0.04)	$0.25	$(0.18)	$0.43
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	24,291,375	24,042,947	24,226,271	23,959,567
Diluted	24,291,375	24,632,856	24,226,271	24,446,794
Dividends declared per common share	$0.16	$—	$0.32	$—

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2014 and 2013

(All figures in thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(4,434)	$10,428
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,651	24,559
Insurance recovery related to damaged property	—	(2,500)
Impairment of fixed assets	4,513	128
Impairment of goodwill	137	—
Amortization of debt discount	649	478
Amortization of debt issuance costs	584	545
Non-cash rental income, net of non-cash rental expense	(1,241)	(2,806)
Share-based compensation expense	1,132	1,123
(Increase) decrease in deferred tax asset	(5,593)	6,838
Net change in certain operating assets and liabilities	3,154	4,698
Decrease in membership costs	649	1,125
Landlord contributions to tenant improvements	650	784
Increase (decrease) in insurance reserve	245	(658)
Other	135	(415)

Total adjustments	28,665	33,899

Net cash provided by operating activities	24,231	44,327

Cash flows from investing activities:
Capital expenditures	(16,188)	(12,301)
Deposit received in connection with sale of building	5,000	—
Acquisition of businesses	—	(2,939)
Insurance recovery related to damaged property	—	2,500

Net cash used in investing activities	(11,188)	(12,740)

Cash flows from financing activities:
Principal payments on 2013 Term Loan Facility	(1,625)	—
Cash dividends paid	(7,666)	(101)
Proceeds from stock option exercises	47	337

Net cash (used in) provided by financing activities	(9,244)	236
Effect of exchange rate changes on cash	9	(60)

Net increase in cash and cash equivalents	3,808	31,763
Cash and cash equivalents beginning of period	73,598	37,758

Cash and cash equivalents end of period	$77,406	$69,521

Summary of the change in certain operating assets and liabilities:
Decrease in accounts receivable	$150	$3,130
(Increase) decrease in inventory	(134)	14
Increase in prepaid expenses and other current assets	(284)	(73)
(Decrease) increase in accounts payable, accrued expenses and accrued interest	(3,535)	203
Change in prepaid corporate income taxes and corporate income taxes payable	1,571	98
Increase in deferred revenue	5,386	1,326

Net change in certain working capital components	$3,154	$4,698

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Three Months Ended June 30, 2014 and 2013

(All figures in thousands)

(Unaudited)

	Three Months Ended June 30,
	2014	2013
Net cash provided by operating activities	$9,838	$22,560
Interest expense, net of interest income	4,697	5,435
(Benefit) provision for corporate income taxes	(1,071)	4,009
Changes in operating assets and liabilities	1,033	(2,010)
Insurance recovery related to damaged property	—	2,500
Impairment of fixed assets	(890)	(128)
Amortization of debt discount	(326)	(239)
Amortization of debt issuance costs	(312)	(272)
Share-based compensation expense	(473)	(467)
Landlord contributions to tenant improvements	(525)	(784)
Non-cash rental expense, net of non-cash rental income	596	1,310
(Increase) decrease in insurance reserve	(79)	167
Increase (decrease) in deferred tax asset	2,563	(3,544)
Decrease in membership costs	(497)	(843)
Other	6	358

EBITDA	14,560	28,052
Insurance recovery related to damaged property	—	(2,500)
Impairment of fixed assets	890	128

Adjusted EBITDA	$15,450	$25,680

Note:	EBITDA consists of net (loss) income plus interest expense (net of interest income), (benefit) provision for corporate income taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding any fixed asset or goodwill impairments and insurance recoveries. For the three months ended June 30, 2014, we recorded an impairment loss of $156,000 on fixed assets at three underperforming clubs and an additional $734,000 at three clubs which management plans to close before their lease expiration date for a total impairment loss in the three months ended June 30, 2014 of $890,000. For the three months ended June 30, 2013, we recorded an impairment loss of $128,000 on fixed assets at one underperforming club.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Estimated and Actual Net Cash Provided by Operating Activities to EBITDA

For the Quarter Ending September 30, 2014 and the Quarter Ended September 30, 2013

(All figures in thousands)

(Unaudited)

	Estimated Q3 2014	Q3 2013
Net cash provided by operating activities	$12,900	$5,934
Interest expense, net of interest income	4,800	5,523
(Benefit) provision for corporate income taxes	(1,700)	1,250
Changes in operating assets and liabilities	(2,000)	10,031
Insurance recovery related to damaged property	—	694
Impairment of fixed assets	—	(439)
Amortization of debt discount	(330)	(239)
Amortization of debt issuance costs	(290)	(273)
Share-based compensation expense	(430)	(469)
Landlord contribution to tenant improvements	—	(150)
Non-cash rental expense, net of non-cash rental income	(700)	1,479
Decrease in insurance reserves	—	378
Decrease in deferred tax asset	300	(1,309)
Decrease in deferred member costs	300	(492)
Other	150	(5)

EBITDA	13,000	21,913
Insurance recovery related to damaged property	—	(694)
Impairment of fixed assets	—	439

Adjusted EBITDA	$13,000	$21,658

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net (loss) income plus interest expense (net of interest income), (benefit) provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA, as shown in the periods above, is the Company’s EBITDA excluding any fixed asset or goodwill impairments and insurance recoveries. In other periods, Adjusted EBITDA may also exclude, among other things, loss on extinguishment of debt and expenses related to the pending sale of 86th Street property. The EBITDA and Adjusted EBITDA calculations above do not reflect the possible charges of future club closures. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $11.9 million in the quarter ended June 30, 2014. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2013 Senior Credit Facility, as amended.

•	Our discussions with prospective lenders and investors in recent years, including in relation to our 2013 Senior Credit Facility have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.